EXHIBIT 99.1

Investor Contact:	Press Contact:
Nik Singhal	Brian Beades
212.810.5427	212.810.5596

BlackRock Capital Investment Corporation Reports Financial Results for the Quarter Ended June 30, 2022, Declares Quarterly Cash Distribution of $0.10 per Share

•	GAAP Net Investment Income (“GAAP NII”) was $7.1 million, or $0.10 per share, up 10% from the prior quarter, providing second quarter distribution coverage of 97%, up from 88% in the prior quarter.
•	Adjusted Net Investment Income[1] (“Adjusted NII”) was $6.0 million, or $0.08 per share, providing second quarter adjusted distribution coverage of 82%, consistent with the prior quarter.
•

Net Asset Value (“NAV”) decreased to $335.4 million, down 3.3% from $346.9 million as of March 31, 2022; NAV per share decreased by 2.8% to $4.57 per share from $4.70 per share as of March 31, 2022, primarily driven by net unrealized losses of $(9.7) million during the quarter resulting from spread widening and general market declines.

•

The Company had strong gross deployments totaling $73.5 million during the second quarter, substantially all of which were investments in senior secured debt. During the second quarter, 11 new portfolio companies were added, bringing total portfolio companies at quarter-end to 100, up from 86 at the end of 2021 and 55 at the end of 2020. Gross repayments during the second quarter were $25.1 million.

•

The Company’s weighted-average portfolio yield as of June 30, 2022 increased to 9.1% based on total portfolio fair value, up from 8.4% as of March 31, 2022. The increase was largely driven by a rise in LIBOR and SOFR rates as well as slightly wider spreads on new originations during the quarter.

•

Net leverage was 0.64x as of June 30, 2022, and was up from 0.46x as of March 31, 2022, primarily driven by net investment deployments during the second quarter and a higher average debt balance quarter over quarter. Total available liquidity for deployment into portfolio company investments, including cash, was approximately $141 million, subject to leverage and borrowing base restrictions.

•

Under the existing share repurchase program, 420,083 shares were repurchased during the second quarter for approximately $1.6 million at an average price of $3.78 per share, including brokerage commissions.

•

As previously announced, the Company issued $92.0 million in aggregate principal amount of senior unsecured notes (the “Notes”) in two tranches to qualified institutional investors in a private placement on June 9, 2022. The Company used the Notes proceeds as well as availability under the revolver to repay the Company’s $143.7 million of outstanding 5.00% unsecured convertible notes (the “2022 Convertible Notes”) on their June 15, 2022 maturity date.

New York, August 3, 2022 – BlackRock Capital Investment Corporation (NASDAQ:BKCC) (“BCIC” or the “Company,” “we,” “us” or “our”) announced today that its Board of Directors declared a quarterly distribution of $0.10 per share, payable on October 6, 2022 to stockholders of record at the close of business on September 15, 2022.

______________________________________

1Adjusted NII excludes the reversal of “hypothetical liquidation” basis capital gains incentive fee accrual required under GAAP of approximately $(1.1) million in the second quarter of 2022 and $(0.5) million in the first quarter of 2022, respectively (refer to Supplemental Information for further details).

“We delivered another quarter of strong results and solid origination activity, making further progress in our commitment to build a diversified portfolio with solid risk-adjusted returns,” said James E. Keenan, Chairman and Interim CEO of the Company. “Drawing upon the power of the BlackRock platform, we added 11 new portfolio companies during the quarter, substantially all of which were in senior secured debt. We reached a milestone of 100 portfolio companies, representing significant progress from 47 at the end of 2019.”

“We deployed nearly $74 million in the second quarter – primarily in first lien loans. Approximately 74% of our portfolio consists of first lien investments, consistent with the end of 2021 and up from 34% at the end of 2019. Likewise, non-core investments have continued to decline as a percentage of our portfolio from 16% at the end of 2019 down to just 4% as of the end of this quarter, demonstrating our continued focus on strengthening the portfolio’s asset quality,” Mr. Keenan continued.

“In the third quarter so far, we are seeing a continuation of the level of deployment activity that we have seen in the first half of this year. We are also seeing pricing and structures more favorable to lenders in the private credit market. Amidst the macroeconomic backdrop of high inflation, rising interest rates and slowing consumer demand, we remain vigilant in new underwriting as well as in monitoring our existing portfolio. We believe that our portfolio is well positioned to withstand the impacts of an economic downcycle. During the second quarter, there were no new non-accruals or amendments that resulted in a payment deferral,” Mr. Keenan continued.

	June 30, 2022	December 31, 2021	December 31, 2020	December 31, 2019
Portfolio Composition
First Lien Debt	74%	74%	50%	34%
Second Lien Debt	20%	19%	27%	23%
Junior Capital[1]	6%	7%	23%	43%

Portfolio Company Count	100	86	55	47
Non-Core Assets
Portfolio Company Count[2]	4	5	6	9
Fair Market Value ("FMV", in Millions)	23	26	42	120
% of investments, at FMV	4%	5%	9%	16%

_______________________________________________

[1]	Includes unsecured/subordinated debt and equity investments.
[2]	Excludes portfolio companies with zero FMV.

“We are also pleased with our liability management during the quarter, having issued $92.0 million of aggregate principal amount of Notes, which were used along with the proceeds from our revolver to repay our $143.7 million of 2022 Convertible Notes at their maturity in June. As a result of these transactions and combined with our robust net deployments during the quarter, net leverage increased to 0.64x at June 30 from 0.46x at the end of the prior quarter. We maintain ample leverage capacity as we pursue disciplined portfolio growth that we expect will be accretive to NII and provide increased dividend coverage for our stockholders as we progress through the second half of the year,” Mr. Keenan concluded.

Financial Highlights

	Q2 2022		Q1 2022		Q2 2021
($'s in millions, except per share data)[2]	Total Amount	Per Share	Total Amount	Per Share	Total Amount	Per Share

Net Investment Income/(loss)	$7.1	$0.10	$6.5	$0.09	$4.8	$0.07
Net realized and unrealized gains/(losses)	$(9.7)	$(0.13)	$(1.0)	$(0.01)	$27.2	$0.36
Basic earnings/(losses)	$(2.5)	$(0.03)	$5.5	$0.07	$32.0	$0.43
Distributions declared	$7.4	$0.10	$7.4	$0.10	$7.4	$0.10
Net Investment Income/(loss), as adjusted[1]	$6.0	$0.08	$6.0	$0.08	$4.8	$0.07
Basic earnings/(losses), as adjusted[1]	$(3.6)	$(0.05)	$5.1	$0.07	$32.0	$0.43

________________________________________________

1Non-GAAP basis financial measure, excluding the hypothetical liquidation basis capital gain incentive fee accrual (reversal) under GAAP. See Supplemental Information.

2Totals may not foot due to rounding.

($'s in millions, except per share data)	June 30, 2022	March 31, 2022	December 31, 2021	June 30, 2021

Total assets	$585.3	$533.3	$572.0	$571.7
Investment portfolio, at FMV	$557.4	$517.8	$552.6	$549.3
Debt outstanding	$237.0	$171.6	$196.9	$193.9
Total net assets	$335.4	$346.9	$349.7	$347.2
Net asset value per share	$4.57	$4.70	$4.73	$4.68
Net leverage ratio[1]	0.64x	0.46x	0.56x	0.56x

_______________________________________________

[1]	Calculated as the ratio between (A) debt, excluding unamortized debt issuance costs, less available cash and receivable for investments sold, plus payables for investments purchased, and (B) NAV.

Business Updates

•

Issuance of Senior Unsecured Debt: As previously disclosed, on April 21, 2022, the Company entered into a Note Purchase Agreement governing the issuance on June 9, 2022, of $92.0 million in aggregate principal amount of Notes in two tranches to qualified institutional investors in a private placement. The Company issued $35.0 million in aggregate principal amount of Notes with a fixed interest rate of 5.82%, and $57.0 million in aggregate principal amount of Notes bearing interest at a rate equal to SOFR plus 3.14%. The Notes have a maturity date of December 9, 2025. The Company may prepay the Notes at its option, subject to a prepayment premium, in an amount equal to 2% during the first year, 1% during the second year, 0.5% during the third year and none thereafter. In addition, the Company will be obligated to offer to repay the Notes at par if certain change in control events occur. The Notes are general unsecured obligations of the Company that rank pari passu with all outstanding and future unsecured unsubordinated indebtedness issued by the Company. The Company has entered into an interest rate swap agreement with a notional value of $35.0 million for the first three years of the Notes’ term, pursuant to which the Company will pay a floating rate of interest equal to SOFR and will receive a fixed rate of interest equal to 2.633%. For more information, please refer to the Form 8-K as filed with the Securities and Exchange Commission (the “SEC”) on April 22, 2022.

•

Repayment of 2022 Convertible Notes: On June 15, 2022, the Company’s 2022 Convertible Notes matured and the Company fully repaid the aggregate outstanding $143.7 million principal amount (post noteholder conversion) plus outstanding accrued interest. During the quarter, $30,000 of principal was converted to the Company’s common stock at the noteholders’ option pursuant to the terms of the 2022 Convertible Notes indenture.

•

Other Junior Capital Exposure: As of June 30, 2022, the Company’s other junior capital (including unsecured/subordinated debt and equity) exposure, excluding non-core assets, remained low at 5% of the portfolio, down from 6% at December 31, 2021, 21% at December 31, 2020, and 40% at December 31, 2019. During the second quarter, the Company received a partial repayment of $4.2 million on the unsecured debt of Gordon Brothers Finance Company (“GBFC”), a non-accrual investment.

•

Share Repurchase Program: On November 2, 2021, the Company’s Board of Directors authorized the Company to purchase up to a total of 8,000,000 shares, effective until the earlier of November 2, 2022, or such time that all the authorized shares have been repurchased. During the second quarter, 420,083 shares were repurchased for $1,586,451 at an average price of $3.78 per share, including brokerage commissions. As of June 30, 2022, 7,380,503 shares remained authorized for repurchase.

Second Quarter Financial Updates

•

GAAP NII was $7.1 million, or approximately $0.10 per share, for the three months ended June 30, 2022 (and Adjusted NII was $6.0 million or $0.08 per share). Relative to distributions declared of $0.10 per share, GAAP NII distribution coverage was 97%, up from 88% from the prior quarter. Adjusted NII distribution coverage was 82% for the second quarter, which is consistent with the prior quarter.

•

NAV decreased to $335.4 million at June 30, 2022, down 3.3% from $346.9 million at March 31, 2022; NAV per share decreased 2.8% to $4.57 per share from the prior quarter, primarily driven by net unrealized losses of $(9.7) million on the portfolio.

•

For the quarter ended June 30, 2022, we incurred management fees of $1.9 million, and incentive fees based on income of $0.1 million. The payment of the $0.1 million incentive fees based on income was deferred pursuant to our investment management agreement.

•

GAAP requires that the capital gains incentive fee accrual consider unrealized capital appreciation, as a capital gains incentive fee would be payable if such unrealized capital appreciation were realized on a “hypothetical liquidation” basis. Additionally, if the resulting calculation amount is negative or, if at the end of the annual measurement period (or every June 30) unrealized capital appreciation has not been realized, the accrual for GAAP may result in the reduction or reversal of incentive fees on capital gains previously accrued. For the quarter ended June 30, 2022, a capital gains incentive fees reduction of $(1.1) million was recorded on that basis (refer to Supplemental Information below for further details) and at June 30, 2022, the balance of accrued incentive fees on capital gains was zero. There can be no assurance that such unrealized capital appreciation will actually be realized during each annual measurement period, or that any accrued capital gains incentive fee will become payable under our investment management agreement or the Investment Advisers Act of 1940. Amounts ultimately paid under the investment management agreement will be consistent with the formula reflected in the agreement.

Portfolio and Investment Activity*

	Three Months Ended
($’s in millions)	June 30, 2022	March 31, 2022	June 30, 2021

Investment deployments	$73.5	$44.0	$88.9
Investment exits	$25.1	$78.7	$25.4
Number of portfolio company investments at the end of period	100	93	74
Weighted average yield of debt and income producing equity securities, at FMV	9.3%	8.5%	8.6%
% of Portfolio invested in Secured debt, at FMV	94%	92%	85%
% of Portfolio invested in Unsecured/subordinated debt, at FMV	4%	5%	5%
% of Portfolio invested in Equity, at FMV	2%	3%	10%
Average investment by portfolio company, at amortized cost	$6.3	$6.3	$8.4

*Balance sheet amounts and yield information above are as of period end

•	We deployed $73.5 million during the quarter while exits and repayments totaled $25.1 million, resulting in a $48.4 million net increase in our portfolio.
▪	Deployments consisted of eleven new portfolio companies and six investments/fundings into existing portfolio companies, which are outlined as follows:

New Portfolio Companies

▪	$11.4 million SOFR (“S”) + 7.50% first lien term loan to InMoment, Inc., a provider of customer experience management software and analytical solutions;
▪	$7.4 million S + 5.75% first lien term loan, $0.5 million unfunded delayed draw term loan, and $0.5 million unfunded revolver to Kaseya Inc., a provider of cloud-based IT management solutions;
▪	$5.5 million S + 6.00% first lien term loan, and $0.6 million unfunded revolver to SEP Eiger Bidco Ltd. (Beqom), a global provider of compensation management software;
▪

$5.2 million S + 6.25% first lien term loan and $0.4 million unfunded revolver to OCM Luxembourg Baccarat Bidco S.A.R.L. (Interblock), a developer, supplier and lessor of electronic table game products;

▪	$5.0 million S + 7.75% second lien term loan to DTI Holdco, Inc. (Epiq Systems, Inc.), a global technology enabled legal service provider, offering solutions to corporate and law firm clients;
▪	$3.8 million S + 6.00% first lien term loan and $1.5 million unfunded delayed draw term loan to PHC Buyer, LLC (Patriot Home Care), a provider of home personal care services;
▪

$3.3 million S + 6.00% first lien term loan, $0.2 million funded revolver (with an additional $0.3 million unfunded portion), and $1.1 million unfunded delayed draw term loan to CSG Buyer, Inc. (Core States), a provider of architectural, design, engineering, specialty program management services and signage solutions;

▪	$2.6 million S + 6.50% first lien term loan to Peloton Interactive, Inc., a provider of connected fitness products and subscription-based streaming of instructor-led fitness classes;
▪	$1.5 million S + 7.25% first lien term loan and $1.5 million unfunded delayed draw term loan to Grey Orange Incorporated, a provider of warehouse management and order fulfillment solutions;

▪

$0.9 million S + 6.00% first lien term loan and $2.1 million unfunded delayed draw term loan to Peter C. Foy & Associates Insurance Services, LLC (PCF Insurance), a national retail property and casualty insurance broker; and

▪

$0.1 million funded revolver (with an additional $0.3 million unfunded portion) and $7.3 million S + 6.00% unfunded first lien delayed draw term loan to Wealth Enhancement Group, LLC, a provider of comprehensive independent wealth management services to affluent and high net worth clients.

Incremental Investment /Funding Primarily in the Following Existing Portfolio Companies

▪	$5.9 million of S + 7.00% first lien term loan to AlphaSense, Inc.;
▪	$5.8 million of S + 7.00% first lien term loan and $5.8 million unfunded delayed draw term loan to Persado, Inc.;
▪	$3.5 million of S + 7.50% second lien term loan to Outcomes Group Holdings, Inc.;
▪	$3.2 million S + 6.25% first lien term loan and $0.6 million unfunded revolver to James Perse Enterprises, Inc.;
▪	$3.1 million S + 6.50% first lien delayed draw term loan funding (with an additional $3.2 million remaining unfunded) and $0.4 million unfunded revolver to Homerenew Buyer, Inc.; and
▪	$2.3 million S + 7.50% to BW Holding, Inc. (Brook & Whittle), which includes $1.9 million of second lien term loan and $0.4 million of delayed draw term loan funding.
▪	Sales, exits, and repayments were primarily concentrated in four complete exits in portfolio company investments and two partial paydowns:
▪	$6.7 million full repayment of first lien loans in Tempus, LLC (Epic Staffing);
▪	$6.4 million repayment of first lien term loans in Rhode Holdings, Inc. (Kaseya);
▪	$4.2 million partial repayment of unsecured term loan in GBFC, a non-accrual investment;
▪	$3.0 million full repayment of first lien term loan in SEP Vulcan Acquisition, Inc. (Tasktop);
▪	$2.6 million partial repayment of first lien term loan in MBS Opco, LLC; and
▪	$1.0 million full repayment of first lien term loan in Puppet, Inc.
•

During the quarter ended June 30, 2022, there were no new non-accrual investments. As of June 30, 2022, there were three non-accrual investment positions, representing approximately 3.5% and 12.3% of total debt and preferred stock investments, at fair value and cost, respectively, as compared to three non-accrual investment positions of approximately 4.5% and 14.1% of total debt and preferred stock investments at fair value and cost, respectively, as of March 31, 2022. The weighted average internal investment rating of the portfolio at FMV at June 30, 2022 declined slightly to 1.27 as compared to 1.25 at March 31, 2022 and improved from 1.37 at June 30, 2021.

•

During the quarter ended June 30, 2022, net unrealized losses were $(9.7) million, primarily attributable to spread widening and general market declines that occurred during the quarter. There were no realized gains or losses during the quarter.

Liquidity and Capital Resources

•

At June 30, 2022, we had $22.4 million in cash and cash equivalents and $119.0 million of availability under our credit facility, subject to leverage restrictions, resulting in approximately $141.4 million of availability for deployment into portfolio company investments including current unfunded commitments. Committed but unfunded portfolio obligations at June 30, 2022 were $69.5 million, at par. We believe there is sufficient liquidity to meet all of the Company’s obligations and deploy new capital consistent with our strategy.

•

Net leverage, adjusted for available cash, receivables for investments sold, payables for investments purchased and unamortized debt issuance costs, was 0.64x at quarter-end, and our 240% asset coverage ratio provided the Company with additional debt capacity of $119.0 million under its asset coverage requirements, subject to borrowing capacity and borrowing base restrictions. Further, as of June 30, 2022, approximately 86% of our assets were invested in qualifying assets, exceeding the 70% regulatory requirement of a business development company.

•	For the second quarter of 2022, the Company declared a cash dividend of $0.10 per share, payable on October 6, 2022 to stockholders of record at the close of business on September 15, 2022.

Conference Call

BlackRock Capital Investment Corporation will host a webcast/teleconference at 10:00 a.m. (Eastern Time) on Thursday, August 4, 2022, to discuss its second quarter 2022 financial results. All interested parties are welcome to participate. You can access the teleconference by dialing, from the United States, (800) 347-6311 or from outside the United States, +1 (786) 460-7166, 10 minutes before 10:00 a.m. and referencing the BlackRock Capital Investment Corporation Conference Call (ID Number 6941737). A live, listen-only webcast will also be available via the Investor Relations section of www.blackrockbkcc.com. This teleconference can also be accessed using Microsoft Edge, Google Chrome, or Firefox via this link: BlackRock Capital Investment Corporation Second Quarter 2022 Earnings Call. Once clicked-on, please enter your information to be connected. Please note that the link becomes active fifteen minutes prior to the scheduled start time.

Both the teleconference and webcast will be available for replay by 1:00 p.m. on Thursday, August 4, 2022 and ending at 1:00 p.m. on Thursday, August 18, 2022.  To access the replay of the teleconference, callers from the United States should dial (888) 203-1112 and callers from outside the United States should dial +1 (719) 457-0820 and enter the Conference ID Number 6941737. To access the webcast, please visit the investor relations section of www.blackrockbkcc.com.

Prior to the webcast/teleconference, an investor presentation that complements the earnings conference call will be posted to BlackRock Capital Investment Corporation’s website within the Presentations section of the Investors page (https://www.blackrockbkcc.com/investors/news-and-events/disclaimer).

About BlackRock Capital Investment Corporation

BlackRock Capital Investment Corporation is a business development company that provides debt and equity capital to middle-market companies.

The Company's investment objective is to generate both current income and capital appreciation through debt and equity investments. We invest primarily in middle-market companies in the form of senior debt securities and loans, and our investment portfolio may include junior secured and unsecured debt securities and loans, each of which may include an equity component.

BlackRock Capital Investment Corporation

Consolidated Statements of Assets and Liabilities

	June 30, 2022	December 31, 2021
Assets	(Unaudited)
Investments at fair value:
Non-controlled, non-affiliated investments (cost of $540,873,730 and $520,501,274)	$534,465,028	$526,504,945
Non-controlled, affiliated investments (cost of $4,921,145 and $5,027,616)	4,255,178	4,131,978
Controlled investments (cost of $84,922,381 and $89,097,765)	18,674,073	21,927,071
Total investments at fair value (cost of $630,717,256 and $614,626,655)	557,394,279	552,563,994
Cash and cash equivalents	22,357,869	12,750,121
Interest, dividends and fees receivable	2,750,717	3,671,722
Deferred debt issuance costs	1,285,143	1,511,418
Due from broker	1,097,291	—
Receivable for investments sold	81,034	690,550
Prepaid expenses and other assets	378,496	788,469
Total assets	$585,344,829	$571,976,274
Liabilities
Debt (net of deferred issuance costs of $1,030,354 and $425,272)	$236,969,646	$196,875,330
Distributions payable	7,363,184	7,392,972
Management fees payable	1,947,167	2,122,519
Income incentive fees payable	69,343	170,002
Accrued capital gains incentive fees	—	1,544,569
Interest and debt related payables	739,153	601,379
Payable for investments purchased	597,517	11,679,798
Accrued administrative expenses	299,262	384,225
Interest rate swap at fair value	198,694	—
Accrued expenses and other liabilities	1,716,216	1,553,507
Total liabilities	249,900,182	222,324,301
Net assets
Common stock, par value $.001 per share, 200,000,000 common shares authorized, 84,481,797 and 84,478,251 issued and 73,354,142 and 73,876,987 outstanding	84,482	84,478
Paid-in capital in excess of par	848,052,543	852,360,178
Distributable earnings (losses)	(442,176,304)	(434,303,297)
Treasury stock at cost, 11,127,655 and 10,601,264 shares held	(70,516,074)	(68,489,386)
Total net assets	335,444,647	349,651,973
Total liabilities and net assets	$585,344,829	$571,976,274
Net assets per share	$4.57	$4.73

BlackRock Capital Investment Corporation

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Investment income
Interest income (excluding PIK):
Non-controlled, non-affiliated investments	$11,646,011	$9,210,827	$23,252,914	$17,260,077
Non-controlled, affiliated investments	—	—	—	11,867
Controlled investments	—	135,371	—	718,571
PIK interest income:
Non-controlled, non-affiliated investments	126,140	815,710	249,158	1,596,389
Non-controlled, affiliated investments	116,572	117,985	232,468	237,014
Dividend income (excluding PIK):
Non-controlled, affiliated investments	—	—	—	71,500
Controlled investments	—	536,908	—	1,047,975
PIK dividend income:
Non-controlled, non-affiliated investments	78,729	—	154,611	—
Other income:
Non-controlled, non-affiliated investments	301,503	40,958	562,091	186,990
Total investment income	12,268,955	10,857,759	24,451,242	21,130,383
Operating expenses
Interest and other debt expenses	2,860,691	2,969,177	5,589,642	5,722,273
Management fees	1,947,167	1,775,684	4,007,031	3,575,450
Incentive fees on income	69,343	—	88,356	—
Incentive fees on capital gains(1)	(1,073,068)	—	(1,544,569)	—
Administrative expenses	299,262	314,886	664,769	637,001
Professional fees	207,489	254,834	510,346	666,993
Insurance expense	196,114	201,597	395,872	400,961
Director fees	153,125	153,125	306,250	306,250
Investment advisor expenses	25,819	87,500	51,638	175,000
Other operating expenses	462,797	258,232	766,596	613,514
Total expenses, before incentive fee waiver	5,148,739	6,015,035	10,835,931	12,097,442
Incentive fee waiver	—	—	—	—
Total expenses, net of incentive fee waiver	5,148,739	6,015,035	10,835,931	12,097,442
Net investment income(1)	7,120,216	4,842,724	13,615,311	9,032,941
Realized and unrealized gain (loss) on investments, Interest rate swap and foreign currency:
Net realized gain (loss):
Non-controlled, non-affiliated investments	—	6,773	825,913	(639,501)
Non-controlled, affiliated investments	—	—	—	(7,989,591)
Controlled investments	—	(8,749,931)	—	(11,040,074)
Net realized gain (loss)	—	(8,743,158)	825,913	(19,669,166)
Net change in unrealized appreciation (depreciation):
Non-controlled, non-affiliated investments	(9,875,353)	27,464,721	(12,412,374)	37,333,277
Non-controlled, affiliated investments	(352,787)	153,217	229,671	6,988,190
Controlled investments	766,458	8,689,595	922,387	14,826,843
Interest rate swap	(198,694)	—	(198,694)	—
Foreign currency translation	—	(381,379)	—	(285,360)
Net change in unrealized appreciation (depreciation)	(9,660,376)	35,926,154	(11,459,010)	58,862,950
Net realized and unrealized gain (loss)	(9,660,376)	27,182,996	(10,633,097)	39,193,784
Net increase (decrease) in net assets resulting from operations	$(2,540,160)	$32,025,720	$2,982,214	$48,226,725
Net investment income per share—basic(1)	$0.10	$0.07	$0.18	$0.12
Earnings (loss) per share—basic(1)	$(0.03)	$0.43	$0.04	$0.65
Weighted average shares outstanding—basic	73,667,822	74,150,425	73,744,580	74,292,637
Net investment income per share—diluted(1)(2)	$0.10	$0.07	$0.18	$0.12
Earnings (loss) per share—diluted(1)(2)	$(0.03)	$0.38	$0.04	$0.58
Weighted average shares outstanding—diluted	87,860,082	91,144,162	89,329,839	91,286,374
(1)

Net investment income and per share amounts displayed above are net of the reversal for incentive fees on capital gains which is reflected on a hypothetical liquidation basis in accordance with GAAP for the three and six month periods ended June 30, 2022. Refer to Supplemental Information section below for further details and as adjusted figures that reflect that there were no incentive fees on capital gains realized and payable to the Advisor during such periods.

(2)	For the three and sixth month periods ended June 30, 2022, the impact of the hypothetical conversion of the 2022 Convertible Notes was antidilutive.

Supplemental Information

The Company reports its financial results on a generally accepted accounting principles (“GAAP”) basis; however, management believes that evaluating the Company’s ongoing operating results may be enhanced if investors have additional non-GAAP basis financial measures. Management reviews non-GAAP financial measures to assess ongoing operations and, for the reasons described below, considers them to be effective indicators, for both management and investors, of the Company’s financial performance over time. The Company’s management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

The Company records its liability for incentive fees based on capital gains by performing a hypothetical liquidation basis calculation at the end of each reporting period, as required by GAAP, which assumes that all unrealized capital appreciation and depreciation is realized as of the reporting date. It should be noted that incentive fees based on capital gains (if any) are not due and payable until the end of the annual measurement period, or every June 30. The incremental incentive fees disclosed for a given period are not necessarily indicative of actual full year results. Changes in the economic environment, financial markets and other parameters used in determining such estimates could cause actual results to differ and such differences could be material. There can be no assurance that unrealized capital appreciation and depreciation will be realized in the future, or that any accrued capital gains incentive fee will become payable. Incentive fee amounts on capital gains actually paid by the Company will specifically exclude consideration of unrealized capital appreciation, consistent with requirements under the Investment Advisers Act of 1940 and the Company’s investment management agreement. For a more detailed description of the Company’s incentive fees, please refer to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2021, on file with the SEC.

Computations for the periods below are derived from the Company's financial statements as follows:

	Three Months Ended		Six Months Ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
GAAP Basis:
Net Investment Income	$7,120,216	$4,842,724	$13,615,311	$9,032,941
Net Investment Income per share	0.10	0.07	0.18	0.12
Addback: GAAP incentive fee (reversal) based on capital gains	(1,073,068)	—	(1,544,569)	—
Addback: GAAP incentive fee based on Income net of incentive fee waiver (if any)	69,343	—	88,356	—
Pre-Incentive Fee[1]:
Net Investment Income	$6,116,491	$4,842,724	$12,159,098	$9,032,941
Net Investment Income per share	0.08	0.07	0.16	0.12
Less: Incremental incentive fee based on Income net of incentive fee waiver (if any)	(69,343)	—	(88,356)	—
As Adjusted[2]:
Net Investment Income	$6,047,148	$4,842,724	$12,070,742	$9,032,941
Net Investment Income per share	0.08	0.07	0.16	0.12
[1]	Pre-Incentive Fee: Amounts are adjusted to remove all incentive fees. Such fees have been accrued (reversed) but are not due and payable at the reporting date.
[2]

As Adjusted: Amounts are adjusted to remove the GAAP accrual (reversal) for incentive fee based on capital gains, and to include only the incremental incentive fee based on income. Adjusted amounts reflect the fact that no incentive fee on capital gains was realized and payable to the Advisor during the three and six month periods ended June 30, 2022 and 2021, respectively. Under the Current Management Agreement, incentive fee based on income is calculated for each calendar quarter and may be paid on a quarterly basis if certain thresholds are met. Amounts reflected the Company’s ongoing operating results and reflect the Company’s financial performance over time.

Forward-looking statements

This press release, and other statements that BlackRock Capital Investment Corporation may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock Capital Investment Corporation’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

BlackRock Capital Investment Corporation cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which may change over time. Forward-looking statements speak only as of the date they are made, and BlackRock Capital Investment Corporation assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in BlackRock Capital Investment Corporation’s SEC reports and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) our future operating results; (2) our business prospects and the prospects of our portfolio companies; (3) the impact of investments that we expect to make; (4) our contractual arrangements and relationships with third parties; (5) the dependence of our future success on the general economy and its impact on the industries in which we invest; (6) the financial condition of and ability of our current and prospective portfolio companies to achieve their objectives; (7) our expected financings and investments; (8) the adequacy of our cash resources and working capital, including our ability to obtain continued financing on favorable terms; (9) the timing of cash flows, if any, from the operations of our portfolio companies; (10) the impact of increased competition; (11) the ability of our investment advisor to locate suitable investments for us and to monitor and administer our investments; (12) potential conflicts of interest in the allocation of opportunities between us and other investment funds managed by our investment advisor or its affiliates; (13) the ability of our investment advisor to attract and retain highly talented professionals; (14) changes in law and policy accompanying the new administration and uncertainty pending any such changes; (15) increased geopolitical unrest, terrorist attacks or acts of war, which may adversely affect the general economy, domestic and local financial and capital markets, or the specific industries of our portfolio companies; (16) changes and volatility in political, economic or industry conditions, the interest rate environment, inflation, foreign exchange rates or financial and capital markets; (17) the unfavorable resolution of legal proceedings; and (18) the impact of changes to tax legislation and, generally, our tax position.

BlackRock Capital Investment Corporation’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 2, 2022, identifies additional factors that can affect forward-looking statements.

Available Information

BlackRock Capital Investment Corporation’s filings with the SEC, press releases, earnings releases and other financial information are available on its website at www.blackrockbkcc.com. The information contained on our website is not a part of this press release.